Exhibit 8.1

2001 ROSS AVENUE	AUSTIN
DALLAS, TEXAS	DALLAS
75201-2980	DUBAI HONG KONG
TEL +1 214.953.6500	HOUSTON
FAX +1 214.953.6503	LONDON
www.bakerbotts.com	MOSCOW
NEW YORK
RIYADH
WASHINGTON
June 9, 2006
Hines Real Estate Investment Trust, Inc.
2800 Post Oak Blvd.
Suite 5000
Houston, Texas 77056
          Re: Registration Statement No. 333-108780
Ladies and Gentlemen:
     We have acted as tax counsel to Hines Real Estate Investment Trust, Inc., a Maryland corporation (“HREI”), in connection with its registration statement on Form S-11, file no. 333-130114 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 220,000,000 shares of HREI’s common stock (the “Common Shares”). As part of such representation, you have requested our opinion regarding certain U.S. federal income tax matters relating to the ownership of Common Shares. In that regard, we have assisted in the preparation of the Registration Statement and certain other documents. We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     In rendering our opinion, you have provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of officers of the Company (the “Officers’ Certificate”) relating to, among other things, the actual and proposed operations of HREI and the entities in which it holds a direct or indirect interest (collectively, the “Company”). For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officers’ Certificate, the Registration Statement or in any other document. In particular, we note that the Company has engaged in, and may engage in, transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on your representations that the information presented in the Officers’ Certificate, the Registration Statement and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge, belief or intent. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officers’ Certificate may affect our conclusions set forth herein.
     In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the

Hines Real Estate Investment Trust, Inc.	2	June 9, 2006

authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.
     Our opinion is also based on the correctness of the following assumptions: (i) HREI’s method of operation and share ownership structure are as described in the Registration Statement and in the Officer’s Certificate, (ii) HREI and each of the other entities comprising the Company are, and will continue to be, organized and managed as set forth in the Registration Statement and in each such entity’s relevant organizational documents, (iii) the organizational documents of HREI and each of the other entities comprising the Company are not amended or modified in any material respect, and all material terms and conditions in such documents are complied with, (iv) there will be no changes in the applicable laws of the State of Maryland or of any other state under the laws of which any of the entities comprising the Company have been formed, and (v) each of the written agreements to which the Company is a party will be implemented, construed and enforced in accordance with its terms.
     In rendering our opinion, we have considered and relied upon the Code, the regulations promulgated thereunder (“Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist on the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.
     We express no opinion as to the laws of any jurisdiction other than the Federal income tax laws of the United States of America to the extent specifically referred to herein.
     Based on the foregoing assumptions, we are of the opinion that:
     1. HREI was organized and has operated in conformity with the requirements for classification as a REIT under the Code for its taxable year ended December 31, 2005, and the HREI’s current organization and method of operation has enabled, and its proposed method of operation will enable, it to continue to meet the requirements for qualification and taxation as a REIT. As noted in the Registration Statement, HREI’s qualification and taxation as a REIT depends upon its ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of HREI’s operation for any one taxable year satisfy the requirements for taxation as a REIT under the Code.

Hines Real Estate Investment Trust, Inc.	3	June 9, 2006

     2. Hines REIT Properties, L.P. will be properly classified as a partnership under the Code.
     3. All statements of law and legal conclusions, but not statements of facts, contained in the “Material Tax Considerations” section of the Registration Statement are correct in all material respects.
     We express no opinion on any issue relating to HREI or any investment therein, other than as expressly stated above.
     We consent to the use of our name under the heading “Material Tax Considerations” in the Prospectus. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein, or of any subsequent changes in applicable law.

Sincerely,

/s/ Baker Botts L.L.P.